Exhibit 99.1
Regency Energy Partners Expands Senior Management Team
DALLAS, Tex., Apr. 11, 2006 – Reflecting its strategic objective of driving growth both organically and through acquisition, Regency Energy Partners LP (Nasdaq: RGNC), of Dallas—which completed its initial public offering on January 31st—today announced two key additions to its senior management team.
Richard D. Moncrief, an energy industry veteran with 26 years of experience, has joined Regency as Senior Vice President, Gas Supply and Business Development, a new position. Reporting to Chief Operating Officer Mike Williams, Mr. Moncrief will be responsible for the Company’s growth initiatives, including identifying acquisition opportunities, identifying organic growth opportunities and the sourcing of new gas supplies.
Charles M. Davis Jr., with more than 20 years of investment banking and related experience in energy industry mergers, acquisitions and joint ventures, has joined Regency as Senior Vice President, Corporate Development, also a new position. Reporting to Executive Vice President and Chief Financial Officer Stephen L. Arata, Mr. Davis will support the Company’s acquisition program, working with Mr. Moncrief in identifying or creating acquisition opportunities and structuring transactions to acquire other midstream gas assets, operations and, selectively, entire enterprises.
James W. Hunt, Chairman, President and Chief Executive Officer of Regency Energy Partners, said: “We are pleased to welcome Rick Moncrief and Chuck Davis to our senior management team. Each brings a wealth of experience to the Company, Rick in energy industry gas supply and business development and Chuck in energy industry investment banking. They add a powerful one-two punch that will help us drive Regency’s growth both internally and externally, establish Regency as a major independent midstream gas enterprise, and build the Company’s long-term value for all Regency unitholders.”
Mr. Moncrief, 47, was most recently associated with Sid Richardson Energy Services, of Fort Worth, Texas, where—until that company’s recent sale—he was Vice President, Business Development, and more recently Vice President, Engineering & Business Development. As such, his responsibilities included all business development activities (acquisitions, divestitures, major system expansions and asset optimization projects) for the company’s 4,000 miles of gathering system in the Permian Basin area of west Texas and southeast New Mexico. He previously held management positions at Koch Midstream Services Company and at Delhi Gas Pipeline Corporation. After graduating with a B.S. in Petroleum Engineering at Texas A&M in 1981, he worked at Getty Oil Company and TXO Production Company before joining Delhi.
In his more than two decades as an investment banker, Mr. Davis, 44, has been involved with merger, divestiture, joint-venture and other transactions with a total value of nearly $70 billion. Recently he advised the state of Alaska with respect to the $20 billion proposed pipeline from the North Slope of Alaska to Calgary, Canada. With sector expertise in natural gas pipelines, midstream gas, oil and gas exploration and production, natural gas marketing, and non-regulated power generation, he was most recently a Managing Director and head of M&A Advisory Services at Challenger Capital Group Ltd., of Dallas, and before that held similar positions over 22 years at UBS, Merrill Lynch, and The First Boston Corporation. Mr. Davis graduated in 1984 with a B.B.A degree in finance with highest honors from the University of Texas at Austin. He holds an MBA degree from Harvard University, where he was a Baker Scholar.
Regency Energy Partners LP is a growth-oriented, independent midstream energy partnership engaged in the gathering, processing, marketing, and transportation of natural gas and natural gas liquids.
Forward-Looking Statements
This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership, which may cause our actual results to differ materially from those implied or expressed by the forward-looking statements.

Contacts:	Roy Winnick or Mark Semer
Kekst and Company
212-521-4842 or 4802